Exhibit 4.26

Equity Pledge Agreement

The Equity Pledge Agreement (hereinafter referred to as this “Agreement”) is executed in Beijing on July 1, 2014 by and between:

Pledgee: Abitcool (China) Broadband inc.

Registered address: 3/F, Economic Trade Building, No. 2 Zhongxing Road South, Hongmei Town, Dongguan

Pledgor 1: Sheng Chen

Gender: Male

PRC ID card No.: 110108196807271450

Address: Room 1502, Unit 2, Building 4, Shangdijiayuan, Haidian District, Beijing

Pledgor 2: Jun Zhang

Gender: Male

PRC ID card No.: 110108196803261474

Address: No. 35, Apartment 2, Tsinghua University, Haidian District, Beijing

In this Agreement, Pledgor 1 and Pledgor 2 are collectively referred to as the “Pledgors.”

Whereas:

1.	The Pledgors are citizens of the People’s Republic of China (hereinafter referred to as the “PRC” or “China”), who hold 100% equity interests of aBitcool Small Micro Network Technology (BJ) Co., Ltd. (95% by Sheng Chen and 5% by Jun Zhang). aBitcool Small Micro Network Technology (BJ) Co., Ltd. (hereinafter referred to as the “aBitCool BJ”) is a company registered in Beijing, China which is engaged in technical promotion services, computer system services, and sale of electronic products, computers, software and auxiliary equipment;

2.	The Pledgee is a wholly foreign-owned company registered in Dongguan, China, which is lawfully engaged in technical service business as permitted by relevant PRC government authorities. The Pledgee and aBitCool BJ, which is owned by the Pledgors, entered into an exclusive technical consulting and service agreement (hereinafter referred to as the “Service Agreement”) on July 1, 2014; and

3.	In order to secure the Pledgee’s normal collection of technical consulting and service fees from aBitCool BJ, which is owned by the Pledgors, the Pledgors pledge all their equity interests in the aBitCool BJ as the guarantee for the consulting and service fees under the Service Agreement.

In order to perform the terms of the Service Agreement, the Pledgors and the Pledgee agree as follows upon consultation:

1.	Definitions

Save as otherwise stipulated hereunder, the following terms shall have the following meanings:

1.1	Pledge Right: refers to all contents set out in Article 2 hereof.

1.2	Equity Interests: refer to all 100% equity interests legally held by the Pledgors in aBitCool BJ.

1.3	Pledge Rate: refers to the percentage of the value of the Equity Interests pledged hereunder to the exclusive technical consulting and service fees under the Service Agreement.

1.4	Term of Pledge: refers to the term specified in Article 3.2 hereof.

1.5	Service Agreement: refers to the Exclusive Technical Consulting and Service Agreement concluded by and between the aBitCool BJ and the Pledgee on July 1, 2014.

1.6	Event of Default: refers to any circumstances set out in Article 7 hereof.

1.7	Notice of Default: refers to any notice issued by the Pledgee in accordance with this Agreement specifying an Event of Default.

2.	Transfer of the Pledge Right and the Pledge Right

2.1	The Pledgors pledge all the Equity Interests owned by them in aBitCool BJ to the Pledgee. The Pledge Right refers to the priority right the Pledgee owns, with respect to the proceedings arising from selling at a discount, auction of, or selling off the Equity Interests pledged by the Pledgor to the Pledgee.

3.	Pledge Rate and Term of Pledge

3.1	Pledge Rate

3.1.1	The Pledge Rate of the Pledge Right is approximately 100%.

3.2	Term of Pledge

3.2.1	This Agreement shall take effect as of the date when the pledge of the Equity Interests hereunder is recorded in the register of shareholders of aBitCool BJ and registered at the administration for industry and commerce, and the Term of Pledge shall be the same as that of the Service Agreement.

3.2.2	During the Term of Pledge, if aBitCool BJ fails to pay the technical consulting and service fees pursuant to the Service Agreement, the Pledgee has the right to dispose of the Pledge Right in accordance with this Agreement.

4.	Possession and Management of Pledge Certificates

4.1	During the Term of Pledge, the Pledgors shall deliver the register of shareholders and capital contribution certificate of aBitCool BJ within one (1) week upon the date hereof, to the Pledgee for its possession.

4.2	The Pledgee shall be entitled to the dividends generated by the Equity Interests.

5.	Representations and Warranties of the Pledgors

5.1	The Pledgors are lawful owners of the Equity Interests.

5.2	Once the Pledgee intends to exercise the rights as the Pledgee under this Agreement at any time, it shall be protected from any interference from any other party.

5.3	The Pledgee has the right to dispose of or transfer the Pledge Right in the way as described hereunder.

5.4	Neither of the Pledgors has ever created any other pledge right over the Equity Interests except towards the Pledgee.

6.	Covenants from the Pledgors

6.1	During the term of this Agreement, the Pledgors covenant to the Pledgee that,

6.1.1	without prior written consent of the Pledgee, they will not transfer the Equity Interests, or create or allow the existence of any new pledge upon the Equity Interests which may affect the rights and interests of the Pledgee;

6.1.2	they will abide by and exercise all the provisions of laws and regulations in relation to the pledge of rights, and present to the Pledgee any and all notices, directions or suggestions issued or promulgated by competent authorities within five (5) days upon the receipt of such notices, directions or suggestions, and shall comply with such notices, directions or suggestions, or present their opposite opinions and representations regarding the above mentioned issues according to the reasonable request of the Pledgee or with the consent from the Pledgee; and

6.1.3	they shall give prompt notice to the Pledgee regarding any events or received notices that may affect the Equity Interests or any part of the rights affiliated thereto held by the Pledgors, or may change any warranties or obligations of the Pledgors under this Agreement or may affect the performance of the obligations hereunder by the Pledgors.

6.2	The Pledgors agree that, the right to exercise its rights over the Pledge Right acquired by the Pledgee pursuant to the terms of this Agreement shall not be interfered or impaired by any legal proceedings initiated by the Pledgors, or the successors or agents of the Pledgors or such other person.

6.3	The Pledgors warrant to the Pledgee that, in order to protect or consummate the guaranty provided by this Agreement regarding the payment of the technical consulting and service fees under the Service Agreement, the Pledgors will faithfully sign, or cause any other party which is materially related to the Pledge Right to sign, any and all right certificates and deeds, and/or take, or cause any other party which is materially related to the Pledge Right to take, any and all actions, as required by the Pledgee, and will facilitate the exercise of the rights and authorizations granted to the Pledgee under this Agreement, enter into any amendment to related equity certificate with the Pledgee or the Pledgee’s designated person (individual/legal person), and provide to the Pledgee any and all notices, orders and decisions as deemed necessary by the Pledgee within a reasonable period of time.

6.4	The Pledgors undertake to the Pledgee it will abide by and perform all warranties, undertakings, agreements, representations and conditions, for the benefit of the Pledgee. The Pledgors shall indemnify the Pledgee any and all losses suffered by it due to the Pledgors’ failure or partial failure in performance of its warranties, undertakings, agreements, representations and conditions.

7.	Event of Default

7.1	Any of the following is deemed as an Event of Default:

7.1.1	Any representation or warranty of the Pledgors under Article 5 of this Agreement is substantially misleading or incorrect, and/or the Pledgors breach any of their representations and warranties under Article 5 of this Agreement;

7.1.2	The Pledgors breach their covenants under Article 6 hereof;

7.1.3	The Pledgors breach any provision hereof;

7.1.4	Except as agreed in Article 6.1.1 hereof, the Pledgors waive the pledged Equity Interests or transfer the pledged Equity Interests without the written consent from the Pledgee;

7.1.5	Any external borrowings, guaranty, indemnification, undertakings or any other repayment liabilities of the Pledgors (1) is required to be repaid or performed early due to their default; or (2) has been due but not yet been repaid or performed, which makes the Pledgee believe that the ability of the Pledgors to perform their obligations under this Agreement has been impaired;

7.1.6	The Pledgors fail to repay general debts or other liabilities;

7.1.7	This Agreement is deemed to be illegal or the Pledgors are unable to continue to perform its obligations hereunder due to promulgation of relevant laws;

7.1.8	Any consent, permit, approval or authorization from the competent authorities necessary for making this Agreement enforceable, legal or valid is revoked, suspended, invalidated or materially amended;

7.1.9	Adverse changes occur with respect to the assets owned by the Pledgors, which makes the Pledgee believe that the ability of the Pledgors to perform their obligations under this Agreement has been impaired; and

7.1.10	Other circumstances occur which make the Pledgee unable to exercise or dispose of the Pledge Right as provided under the relevant laws.

7.2	In the event that the Pledgors are aware of or discover that any issue described in the above Article 7.1 or any other issue which may cause the occurrence of such mentioned issues has occurred, the Pledgors shall give a prompt written notice to the Pledgee.

7.3	Unless the Event of Default specified in above Article 7.1 has been resolved to the satisfaction of the Pledgee, the Pledgee may serve a written Notice of Default to the Pledgors immediately following or at any time after the occurrence of the Event of Default, to require the Pledgors to immediately pay all the due and outstanding amounts and other amounts payable under the Services Agreement or dispose of the Pledge Right in accordance with Article 8 hereof.

8.	Exercise of Pledge Right

8.1	Prior to the full payment of the Consulting Service Fees under the Service Agreement, the Pledgors shall not transfer the Pledge Right without the written consent of the Pledgee.

8.2	In exercising the Pledge Right, the Pledgee shall issue a Notice of Default to the Pledgors.

8.3	Subject to Article 7.3 hereof, the Pledgee may exercise the right to dispose of the Pledge Right at the same time of or at any time after the service of the Notice of Default pursuant to Article 7.3.

8.4	The Pledgee has the right to sell at a discount all or part of the Equity Interests hereunder in accordance with legal procedures or has the priority to receive the proceeds arising from auction of or selling off the Equity Interests, until all the outstanding Consulting Service Fees and such other payable amounts under the Service Agreement have been paid in full.

8.5	When the Pledgee is disposing of the Pledge Right in accordance with this Agreement, the Pledgors should not create any obstacle, and shall provide any necessary assistance, to help the Pledgee realize the Pledge Right.

9.	Transfer

9.1	Unless with the prior consent from the Pledgee, the Pledgor has no right to grant or transfer any of its rights and obligations hereunder.

9.2	This Agreement shall be binding upon the Pledgors and their respective successors, as well as on the Pledgee and each of its successors and assigns.

9.3	The Pledgee may transfer all or any of its rights or obligations under the Service Agreement to any designated person (natural/legal person) at any time. Under this circumstance, the assignee shall have the same rights and obligations as the Pledgee under this Agreement, as if such rights and obligations were granted to it as a party to this Agreement. When transferring the rights and obligations under the Services Agreement, the Pledgors shall sign any and all related agreements and/or documents with respect to such transfer as required by the Pledgee.

9.4	With the change of pledgee due to the transfer, all the parties to the new pledge shall enter into a new pledge agreement.

10.	Termination

This Agreement shall terminate after the Consulting Service Fees under the Service Agreement are repaid in full and the aBitCool BJ no longer assumes any liability under the Service Agreement. The Pledgee shall cancel this Agreement as soon as possible within a reasonable period.

11.	Processing Fee and Other Costs

11.1	All fees and actual costs related to this Agreement, including not limited to legal fees, processing fee, stamp duty and all the other related taxes and expenses shall be borne by the Pledgors. If related taxes should be borne by the Pledgee as provided under relevant laws, then the Pledgors shall fully indemnify the Pledgee for all the taxes paid by the Pledgee.

11.2	If the Pledgors fail to pay any taxes and expenses payable by them in accordance with this Agreement, or the Pledgee claims for compensation through any channel or in any way for any other reason, the Pledgors shall undertake all expenses arising therefrom (including but not limited to various taxes, processing charges, administrative fees, legal costs, lawyer’s fees and insurance premiums for disposal of the Pledge Right).

12.	Force Majeure

12.1	In the event that the performance of this Agreement is delayed or interrupted due to any Force Majeure Event, the affected Party shall be excused from any liability to the extent of the delayed or interrupted performance. “Force Majeure Event” shall mean any event beyond the reasonable controls of the Party so affected, which are unavoidable even if the affected Party takes a reasonable care, including but not limited to governmental acts, Act of God, fires, explosion, storms, floods, earthquakes, morning and evening tides, lightning or wars. However, any shortage of credits, funding or financing shall not be deemed as the events beyond reasonable controls of the affected Party. The affected Party who wants to be exempted from liability under the Agreement or any clause hereof shall forthwith inform the other Party of the details concerning the exemption of liabilities and the steps that need to be taken to complete discharging such liabilities.

12.2	The affected Party will not need to be held responsible, but may be excused from any liability to the extent of the delayed or interrupted performance only after the affected Party have made reasonable efforts to try to perform this Agreement. The Parties shall use their best efforts to recover the performance of this Agreement once the reason for such exemption from liability is eliminated.

13.	Dispute Resolution

13.1	This Agreement shall be governed by and construed in accordance with the PRC laws.

13.2	The parties hereto shall strive to settle any dispute arising from the interpretation or performance of the terms under this Agreement through friendly consultation in good faith. In case no settlement can be reached through consultation, either Party may submit such dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with its then effective rules. The arbitration shall take place in Beijing. The arbitration proceedings shall be conducted in Chinese. The arbitration award shall be final and binding upon both Parties.

14.	Notices

14.1	Notices sent for the performance of the rights and obligations hereunder shall be sent by both Parties hereto in writing. If a notice is sent by personal delivery, the date of service shall be the date of actual delivery; if a notice is sent by telegraph or fax, the date of service shall be the date of transmission. If the date of delivery is not a business day or a notice is delivered after business hours of a day, the business day immediately following such date of delivery shall be deemed as the date of service. The notices shall be delivered to the addresses of the parties specified first written above herein or any other addresses notified by the parties in writing (by fax or telegraph) thereafter.

15.	Exhibits

15.1	The Exhibits hereto are an integral part of this Agreement.

16.	Effectiveness

16.1	This Agreement and any amendment, supplement or modification hereto shall be executed in writing and take effect upon affixing of signatures and seals by both Parties.

16.2	This Agreement shall be written in Chinese and executed in two originals.

Pledgee: /s/ Abitcool (China) Broadband Inc.

Pledgors: Sheng Chen, Jun Zhang

/s/ Sheng Chen, /s/ Jun Zhang         (Signature)

Exhibits:

1.	Shareholders’ Register of aBitCool BJ;

2.	Capital Contribution Certificate on the Establishment of aBitCool BJ;

3.	Exclusive Technical Consulting and Service Agreement